Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros, Inc. Enters Into Purchase Agreement with Lincoln Park Capital Fund, LLC

RIVER EDGE, N.J., July 27, 2015 – Nephros, Inc. (OTCBB: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (“HDF”) system for use with a hemodialysis machine for the treatment of patients with end stage renal disease, announced today that it has entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Under the terms of the purchase agreement, over a 36-month term, Nephros will have the right and the sole discretion to sell to LPC up to $10 million worth of shares of Nephros common stock in amounts as set forth in the agreement. Nephros will control the timing and amount of any future investment and LPC will be obligated to make purchases in accordance with the agreement.

“We are pleased to enter into this purchase agreement with LPC, an existing investor in Nephros,” commented Daron Evans, CEO of Nephros. “This commitment provides us with a vehicle for accessing capital as we target profitability through growth in our filter business. Additionally, we will be able to continue to work with our strategic partners to treat patients with our HDF system, growing our experience in the commercial setting.”

There are no upper limits to the price LPC may pay to purchase common stock from Nephros and the purchase price of the shares related to any future investments will be based on the prevailing market prices of the Company’s shares immediately preceding the notice of sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.  In consideration for entering into the agreement, Nephros has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by Nephros at any time, at its sole discretion, without any monetary cost.

Under the terms of the purchase agreement and related registration rights agreement, Nephros has agreed to file a registration statement with the U.S. Securities and Exchange Commission (SEC) covering the sale of the shares that may be issued to LPC.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with end stage kidney disease. Its filters, which it calls ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

Nephros was founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize a hemodiafiltration system, an alternative method to hemodialysis. Since its founding, the company has extended its filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

For more information about Nephros and its products, please visit the company’s website at www.nephros.com.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ plan to access capital under its agreement with Lincoln Park, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to satisfy the conditions required to require Lincoln Park to access capital under the parties’ agreement, changes in business, economic and competitive conditions, regulatory reforms, and foreign exchange rate fluctuations. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2014. Nephros, Inc.does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor:

PCG Advisory Group

Kirin M. Smith, Chief Operating Officer

Direct: 646-863-6519

www.pcgadvisory.com